Exhibit 2.1




                            ARTICLES OF INCORPORATION

                                       OF

                      GENESIS CAPITAL CORPORATION OF NEVADA

                                    ARTICLE I

The name of the corporation is Genesis Capital Corporation of Nevada.


                                   ARTICLE II

The purpose for which this corporation is formed is for transacting any lawful business, or promoting or conducting any legitimate object or purpose, under and subject to the laws of the State of Nevada.

                                   ARTICLE III

The stock of the corporation is divided into two classes: (1) Common Stock in the amount of fifty million (50,000,000) shares having par value of $0.001 each; and (2) Preferred Stock in the amount of ten million (10,000,000) shares having a par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, (1) to divide the Preferred Stock into more than one class of stock or more than one series of any class; (2) to establish and fix the distinguishing designation of each such series and the number of shares thereof, which number, by like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding; and (3) within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes or stock or series thereof and the qualifications, limitations or restrictions such rights of each series so established prior to the issuance thereof. There shall be no cumulative voting by shareholders.

                                   ARTICLE IV

The resident agent and registered office located within the State of Nevada is:

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



                  LaVonne Frost
                  711 South Carson Street, Suite 1
                  Carson City, Nevada 89701

I hereby accept the responsibilities as resident agent for Genesis Capital Corporation this 21st day of December , 1998.


____________/s/_________________________
Resident Agent

                                    ARTICLE V

The Board of Directors shall consist of no fewer than one member and no more than seven members. The initial Board of Directors will consist only the following person(s) with their address showing, as follows:

        Reginald Davis                                   Jerry Conditt
        11701 Freeway                                    PO Box 1493
        Burleson, TX 76028                               Fort Worth, TX 76101

                                   ARTICLE VI

The name and address of the Incorporator of the corporation is as follows:

                  BonneJean C. Tippetts
                  268 West 400 South
                  Salt Lake City, Utah 84101

IN WITNESS WHEREOF these Articles of Incorporation are hereby executed this 18 day of Dec., 1998

GENESIS CAPITAL CORPORATION


________________/s/_____________________
BonnieJean C. Tippetts
Incorporator


                  NOTARIZATION OF SIGNATURE OF THE INCORPORATOR

         State of     Utah              )
                  -------------------
                                        )
         County of   Salt Lake          )

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On this 18 day of December , 1998 before me,  Evelyne  Krebs , a notary  public, personally appeared Bonnie who is personally known to me to be the person whose name is subscribed to this instrument and who has acknowledged that he executed the same as the Incorporator of GENESIS CAPITAL CORPORATION.

   S                             _________________/s/_____________________
   E                                     Notary Public
   A
   L
                              My Commission Expires         June 9, 1999
                              Residing at:     254 W. 400 S. SLC, UT




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